Exhibit B2(a)


         AMENDMENT TO THE BY-LAWS ADOPTED AT A MEETING OF THE DIRECTORS
                          OF MASON STREET FUNDS, INC.
                               ON AUGUST 7, 1997



AMENDMENT:

     Section 8.10(k) of the By-Laws of Mason Street Funds, Inc. is hereby amended to read as follows: "Issue senior securities or borrow money except for short-term credits as my be necessary for the clearing of transactions and except for temporary purposes to the extent of 5% of the total assets of the Fund or for temporary purposes to provide liquidity to meet redemption requests."